UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 11, 2015

 ELECTRO SCIENTIFIC INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

OREGON	0-12853	93-0370304
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13900 NW Science Park Drive, Portland, Oregon		97229
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (503) 641-4141
No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06    Material Impairments

On March 11, 2015, management of Electro Scientific Industries, Inc. (ESI) finalized a restructuring plan to streamline its manufacturing and development operations.  The restructuring will result in the closure of the assembly plant and development center located in Chelmsford, Massachusetts and overall staff reductions of approximately 45 employees. Products currently developed and manufactured in the Chelmsford plant will be transferred to other corporate facilities. The expected completion date for the plant closure is November 2015.  This plan will result in restructuring charges totaling approximately $5.5 million, comprised primarily of $2.7 million of severance and employee-related costs and $2.8 million of facility and other related costs including accelerated depreciation of leasehold improvements for facilities that will not be used going forward. As a result, the Company expects restructuring charges of approximately $2.0 million in the fiscal fourth quarter of 2015 with the remaining charges recorded as incurred, primarily in the latter half of fiscal 2016. The Company expects approximately $4.8 million of the charges will result in future cash expenditures.

Item 9.01    Financial Statements and Exhibits
(d)Exhibits
99.1    Press release dated March 16, 2015.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 16, 2015

Electro Scientific Industries, Inc.

By:	/s/ Paul Oldham
Name:	Paul Oldham
Title:	Vice President of Administration, Chief Financial Officer and Corporate Secretary